AMMONITE WORK PERMIT

THIS WORK PERMIT DATED the 4th day of June, 2021

BETWEEN:

HERITAGE ROYALTY RESOURCE CORP., a body corporate with an office in the City of Calgary in the Province of Alberta (“Grantor'“)

-AND-

GEMX EXCHANGE LIMITED, a body corporate with an office in the City of Vancouver in the Province of British Columbia (“Grantee”)

RECITALS

A.Heritage is the owner of certain mineral rights (“Heritage Mineral Rights”), within, upon or under those Lands described in Schedule “A”.

B.Grantor has agreed to grant permission to Grantee to explore, carry out geological work, mining operations and other operations incidental to the mining operations for the purpose of ascertaining the existence and location of Ammonite within or upon the Lands.

C.Grantor, as the owner of the Heritage Mineral Rights on the Lands, is pursuing or may pursue it's right through itself or any third party to explore and develop its Heritage Mineral Rights, on the same Lands that may involve geophysical, drilling, production or mining operations that may conflict with Grantee's pursuit of Ammonite. The pursuit by Grantee for Ammonite may conflict with the Grantor's pursuit of Heritage Mineral Rights.

D.In order for Grantee to safely conduct its “Work” (as defined in this Work Permit) on the Lands with limited interference with the Grantor's Heritage Mineral Rights and its ability to work those rights, Grantor is prepared to grant permission for Grantee to pursue its Work to ascertain the existence and location of Ammonite.

Grantor and the Grantee covenant and agree as follows:

ARTICLE 1 - GRANT OF WORK PERMIT

1.1For consideration as set out in clause 1.2 below, Grantor hereby grants permission to Grantee during the term of this Work Permit to explore, carry out geological work, and its related mining or quarry operations that includes, reclamation and abandonment operations, and other operations incidental to its mining or quarry operations (collectively the “Work”) on the Lands for the purpose of ascertaining the existence and the location of Ammonite.

1.2The consideration for granting this Work Permit under paragraph 1, Grantee shall, concurrent with the excuection and delivery herein pay to Grantor a  convienience fee of ten thousand dollars ($10,000.00) and initial administration fee of six hundred and fifty dollars ($650.00) plus an annual administration fee during the term of this Work Permit of twelve dollars and fifty cents ($12.50) per hectare. The Grantee shall pay to the Grantor the annual adminstration fee in advance of the anniversary date of the Work Permit. Grantee shall make all payments to Grantor in Canadian currency  These payments may be made by Grantee to Grantor by electronic transfer at:

Destination Bank: RBC Canada

200 Bay Street

Toronto, ON M5J 2J5

Transit Number: 00002

Institution: 003

For Credit to: HERITAGE ROYALTY RESOURCE CORP.

Account Number: 1364660 (CAD ACCOUNT)

1.3This Work Permit shall come into force on the day and year first written above and shall terminate on May 1, 2026 (“Work Permit Period”).

1.4Within thirty (30) days prior to the expiry of the Work Permit Period, the Grantee shall have a one time option to elect by written notice to the Grantor (“Election Notice”) to extend the Work Permit Period.  The Grantee may make a one-time election to pay a convienience fee of ten thousand dollars ($10,000.00) and an initial administration fee of six hundred and fifty dollars ($650.00) to have the Work Permit Period extended for an additional five (5) years (“Paid Extension Term”).  If elected, the Grantor shall submit such payment along with the annual adminstration fee of twelve dollars and fifty cents ($12.50) per hectare under the Work Permit to the Grantor conccurent with the delivery of the Election Notice.

1.5If at any time during the Work Permit Period or Paid Extension Term, the Grantee breaks ground the Grantee shall pay to the Grantor fifty thousand dollars ($50,000.00) within 30 days of the commencement of extraction.

1.6When the Work Permit Period comes to an end, Grantee shall promptly cease its Work until a new Work Permit is issued to Grantee by Grantor, unless the Work Permit Period is extended by mutual agreement of Grantor and Grantee before the Work Permit period ends as contemplated in Section 1.4.

ARTICLE 3 - CONDUCING WORK UNDER WORK PERMIT

3.1The Grantee shall carry out the Work in a diligent, careful and workmanlike manner using the best practices in accordance with good environmental and mining practices in Canada and including:

a)conducting all of its Work in accordance with any statute (including, but not limited to, the Historical Resource Act (Alberta), the Environmental Protection and Enhancement Act (Alberta), the Surface Rights Act (Alberta), and any amendments to these acts), law, bylaw, rule, regulation, policy, order, information letter, interm directive, general bulletin, guideline, notice requirements or any other legislation of any kind in effect at the time and made by governments or governmental agencies having jurisdiction over the Work and includes any judicial or administrative order, written request, consent decree or judgment or any provision or condition of any permit, license, approval or other operating authorization (collectively the “Regulations”);

b)obtaining at its own expense the right to enter upon the surface of any Lands to conduct Work and where the right to enter ceases leaving the surface in good condition and in accordance with the Regulations;

c)not interfering with Grantor or any of Grantor's lessees in their pursuit to explore and develop any of the Heritage Mineral Rights and, if there is a conflict with Grantee's pursuit of its rights to explore and develop Ammonite and Grantor's, or any of its lessees', pursuit of its rights to explore and develop Heritage Mineral Rights, then Grantor's rights are paramount to Grantee rights;

d)at Grantee's sole cost and expense, keep the Heritage Mineral Rights free of liens and free of encumbrances that may be associated with Grantee's Work, this Work Permit or Grantee's rights to explore and develop Ammonite; and

e)in its conduct of its Work, shall have no mine or quarry that exceeds a measured depth of forty (40) metres from the surface where the point on the surface is deemed to be measured as if no mining and quarrying operations existed.

3.2 Before the Work is commenced Grantee shall obtain from the Crown any license, permit or other authority that is required under the Regulations.

ARTICLE 4 - TERMINATION

4.1 If at any time during the Work Permit Period or the Paid Extension Term, the Work impedes on any current development or future developement of Heritage Mineral Rights, the Grantor may notify the Grantee to vacate Heritage Mineral Rights.  The Grantee shall vacated Heritage Mineral Rights within 30 days of such notice.

4.2 Should the Grantor sell or subcontract the Heritage Mineral Rights, the Grantor may  give  notice to terminate the Work Permit

ARTICLE 5- INFORMATION

5.1Within sixty (60) days from the expiration of this Work Permit, Grantee shall furnish Grantor with information pertaining to the Work on the Lands and on all road allowances to gain access to the Lands and where the Work is performed. This information shall include, without limitation, the following:

a)locations of all trenches, drill holes, mines or quarries and other workings, together with elevations and any other dimensions necessary for their complete and accurate description

b)coordinate origin and elevation datum used in surveys,

c)all logs, whether made by geophysical or other methods of drill holes, trenches and other workings,

d)all analysis and other tests of the Ammonite, together with data on the location and method of sampling,

e)copies of all reports filed with any federal, provincial or municipal government pursue went to the Work, and

f)deepest depth in meters of any trenches, drill holes, mines or quarries and other workings measured from surface where the point on the surface is deemed to be measured as if no mining and quarrying operations existed.

5.2If any of the information required to be provided under clause 4.1 is not available within the said sixty days (60) days, such information will be supplied by Grantee to Grantor as soon as it becomes available, but this exception shall not include drill hole logs, survey of locations, and copies of reports filed to any level of government in accordance with the Regulations.

5.3Grantee shall inform Grantor of its intention to commence Work under this Work Permit at least seven (7) days prior to the actual commencement of that Work.

5.4Grantee shall inform Grantor of the termination of the Work under this Work Permit within seven (7) days following the actual termination of that Work.

5.5The information to be furnished by Grantee to Grantor shall include any and all Work that may have been conducted by it on the Land and on all road allowances adjacent thereto prior to the execution of this Agreement (hereunder referred to as the “Prior Work”) and the provisions of clause 4.1 apply equally to all such Prior Work.

5.6All plans, reports, and information required to be furnished by Grantee to Grantor shall, if requested by Heritage be certified by a professional engineer, professional geologist or professional geophysicist registered to practice as such in the Province of Alberta.

5.7Any information received under paragraphs 4.1, 4.2, 4.3, 4.4 and 4.5 becomes the property of Grantor and may be dealt with or traded or exchanged with third parties as it sees fit in its pursuit of its Heritage Mineral Rights.

ARTICLE 6 - INDEMNITIES

6.1Grantee shall:

a)be liable to Grantor and its representatives for all losses, costs, damages and expenses, that Grantor may suffer, sustain, pay or incur, whether during the Work Permit Period or following the termination or expiration of this Work Permit: and, as a separate and independent covenant,

b)indemnify and save harmless Grantor and its representatives, against all actions, inquiries, legal or administrative proceedings, investigations for appeals therefrom, claims, demands, losses, costs, damages, and expenses including, that may be brought against or suffered by a Grantor or its representatives or that they may sustain, pay or incurred, whether during the term of or following the termination or expiration of this Work Permit, by reason of any matter or thing arising out of or in any way attributable to Work carried out by the Grantee and its representatives in upon or under the Lands for any lands that are used to gain access to the Lands.

6.2The liability or indemnification described under paragraph 6.1 shall specifically cover costs incurred in connection with any investigation of site conditions, or any clean-up, remedial, removal or restoration work required by any federal, provincial or local governmental agency in accordance with the Regulations.

6.3This Article 6 shall survive the termination or expiration of this Work Permit.

ARTICLE 7 - INSURANCE

7.1Throughout the Work Permit Period, Grantee shall:

a)comply with the requirement of all Workers Compensation legislation and,

b)have, pay for and maintain the following insurance with a reputable insurance company or companies, namely

I.comprehensive general liability insurance covering all operations under this Agreement up to the inclusive limit of $10,000,000.00 for or in respect of any one accident,

II.automobile public liability and property damage insurance covering all automotive units engaged in operations under this Agreement up the inclusive limit of $5,000,000.00 for or in respect of any one accident; and

c)if requested in writing by Grantor, shall furnish to Grantor a certificate from Grantee's insurance company or companies containing the following information and undertakings:

I.the name of the insurance company or companies,

II.the policy number or numbers,

III.this expirery date of the insurance,

IV.the nature and limits of the insurance, and

V.that the insurance covers all Work operations under this Work Permit.

ARTICLE 8 - NOTICES

8.1All communications and notices under the terms of this Work Permit shall be in writing and mailed (postage prepaid) or delivered by hand at the following addresses:

GRANTOR

HERITAGE ROYALTY RESOURCE CORP.

710, 215 - 2nd Street SW

Calgary, Alberta

T2P 1M4

Attention: Land Department

GRANTEE

GEMX EXCHANGE LIMITED

Suite 605, 815 Hornby Street

Vancouver, BC

V6Z 2E6

Attention: President

8.2Any notice or other communication given by delivery will be deemed to have been given at the commencement of the next following Business Day. Any notice or communication given by prepaid mail will be deemed to have been given on the fourth (4th) Business Day following the date of posting.  Any Party may change its address for for service by notice served as set out above. For the purposes of this Work Permit “Business Day” means any day other than a Saturday, Sunday or statutory holiday in the Province of Alberta, Canada.

ARTICLE 9 - MISCELLANEOUS

9.1Nothing in this Work Permit shall be construed in any way as to create a joint venture or partnership between Grantor and Grantee. Grantee is independently conducting and directing its Work on behalf of itself or through its contractors, subcontractors, employees, advisors, invitees officers and directors or any of its third party joint ventures or partners.

9.2No waiver on behalf of either party to this Work Permit of any breach of any covenant, condition, or provisio of this Work Permit shall take effect or be binding unless the same be expressed in writing and delivered to the party which is in breach. That waiver extends only to the particular term or breach waived and shall not limit or affect either party's rights with respect to any other term or future breach.

9.3This Work Permit shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta. The parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Alberta and the courts of appeal therefrom in respect of all matters arising out of or in connection with this Work Permit

9.4Time shall in all respects be of the essence in this Work Permit.

9.5Each party, with notice to the other party and without further consideration may request the other party perform further acts and execute further deeds and documents as is reasonably required in order to perform and carry out the terms of this Work Permit.

9.6Grantee shall pay to Grantor interest at the prime commercial lending rate of interest charged by The Canadian Imperial Bank of Commerce at their main branch in Calgary, Alberta plus two percent (2%) per annum on all monies overdue under the terms of this Work Permit.

9.7Subject to any limitation period specifically prescribed in this Work Permit, the parties expressly agree, as is permitted by the Limitations Act (Alberta) to extend the two (2) year time period provided for under clause 3(1)(a) thereof, to a period of four (4) years from the date that the claim arose, irrespective of whether the claimant was aware of the material facts which gave rise to the claim or not.

9.8The provisions contained in any and all documents and agreements collateral to this Work Permit shall at all times be read subject to the provisions of this Work Permit and, in the event of conflict, the provisions of this Work Permit shall prevail.

9.9This Work Permit supersedes all other agreements, documents, writings and verbal understandings, and expresses the entire agreement of the parties with respect to the subject matter of this Work Permit.

9.10This Work Permit shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the execution and delivery of this Work Permit executed by a duly authorized representative of each party.

9.11Except for information which is available to the public from any governmental authority, Grantor, if requested by Grantee, shall treat as confidential all or any part of the information furnished, given or delivered to, received by Grantor pursuant to this Work Permit, but this clause 9.11 shall not prevent Grantee from divulging any information to an Affiliate of Grantee providing that Grantee shall require that the Affiliate maintain the confidential status of the information and the Affiliate shall be deemed to have excepted this obligation.

9.12No Party shall release or disclose any information concerning this Work Permit without the prior written concent of the other Party, which consent shall not be unreasonably withheld. In order to obtain the consent of the other Party, a Party wishing to release or disclose information shall provide the other Party with a copy of any draft release or disclosures at least three (3) Business Days prior to release or disclosure. Notwithstanding the foregoing, nothing contained herein shall prevent a Party, at any time, from furnishing information to any governmental agency or regulatory authority or to the public if required by applicable law, provided that the Parties shall advise each other in advance of any public statement which they propose to make.

ARTICLE 10 - DEFAULT

10.1Without in anyway restricting any other rights and remedies which the Grantor may have in the case of the breach or non-observance or non-performance on the part of the Grantee of any covenant, proviso, condition, restriction or stipulation in this Work Permit, the Grantor may give to the Grantee written notice requiring the Grantee  to remedy such default and if the Grantee fails to remedy such default within a period of thirty (30) days from the receipt of such notice, this Work Permit shall thereupon terminate.

ARTICLE 11 - COUNTER EXECUTION

11.1This Work Permit may be executed in one or more counterparts each of which shall be deemed to be an original and all of which together shall constitute the Work Permit. Delivery of a facsimile of an executed counterpart of this Work Permit shall be as legally effective as delivery of an original executed counterpart and if each party delivers either an original or a facsimile copy of a counterpart of this Work Permit executed by it, this Work Permit shall be valid and binding as between the parties.

ARTICLE 12 - ELECTRONIC SIGNATURES

12.1 The Parties hereby consent to the use of electronic signatures and agree that this Lease and all agreements and documents required or desirable to give effect to this Lease and the transaction may be executed by electronic means and transmitted to the other Party or Parties and their counsel by facsimile, e-mail or other form of electronic transmission in accordance with Article 28, and any such electronic execution and delivery is equivalent to the delivery of print versions of the documents bearing manual ink signatures.

IN WITNESS WHEREOF Grantor and Grantee have executed this Work Permit effective as of the day and year first above written.

GRANTOR:	HERITAGE ROYALTY RESOURCE CORP.

Per: /s/ Chris Wordon

CHRIS WORDON, MANAGER, LAND

GRANTEE:	GEMX EXCHANGE LIMITED

Per: /s/ Jay Maull

JAY MAULL, CEO

SCHEDULE “A” TO AMMONITE WORK PERMIT dated June 11, 2021

LANDS

ALL MINES AND MINERALS EXCEPT COAL, AND THE RIGHT TO WORK SAME WITHIN, UPON OR UNDER:

MERIDIAN 4 RANGE 18 TOWNSHIP 18

SECTION 36

QUARTER NORTH WEST

AREA: 64.7 HECTARES (160 ACRES) MORE OR LESS

ALL MINES AND MINERALS EXCEPT COAL, AND THE RIGHT TO WORK SAME WITHIN, UPON OR UNDER:

MERIDIAN 4 RANGE 18 TOWNSHIP 18

SECTION 36

QUARTER SOUTH WEST

AREA: 64.7 HECTARES (160 ACRES) MORE OR LESS

ALL MINES AND MINERALS EXCEPT COAL, AND THE RIGHT TO WORK SAME WITHIN, UPON OR UNDER:

MERIDIAN 4 RANGE 18 TOWNSHIP 18

SECTION 36

QUARTER SOUTH EAST

AREA: 64.7 HECTARES (160 ACRES) MORE OR LESS

ALL MINES AND MINERALS EXCEPT COAL, AND THE RIGHT TO WORK SAME WITHIN, UPON OR UNDER:

MERIDIAN 4 RANGE 18 TOWNSHIP 18

SECTION 26

QUARTER NORTH EAST

AREA: 64.7 HECTARES (160 ACRES) MORE OR LESS

ALL MINES AND MINERALS EXCEPT COAL, AND THE RIGHT TO WORK SAME WITHIN, UPON OR UNDER:

MERIDIAN 4 RANGE 18 TOWNSHIP 18

SECTION 25

QUARTER NORTH WEST

AREA: 64.7 HECTARES (160 ACRES) MORE OR LESS